Exhibit 99.1

UNAUDITED PRO FORMA FINANCIAL INFORMATION

On March 17, 2008, ON Semiconductor Corporation (“ON” or “the Company”) completed an acquisition of AMIS Holdings, Inc. (“AMIS”). Pursuant to the terms and conditions of the Agreement and Plan of Merger and Reorganization, dated December 13, 2007, by and among ON, AMIS and Orange Acquisition Corporation, a subsidiary of ON (“Merger Sub”), the Merger Sub merged with and into AMIS, with AMIS thereafter becoming a subsidiary of ON (the “Merger”). At the effective time of the Merger, each issued and outstanding share of common stock of AMIS was converted into 1.15 shares of ON’s common stock, which had an approximate value of $897.4 million, based on the average closing price of ON shares of common stock for the two days prior to, including, and two days subsequent to the public announcement of the merger on December 13, 2007. The AMIS acquisition is accounted for using the purchase method of accounting whereby the total purchase price, including transaction costs, is allocated to the assets acquired and liabilities assumed based on estimated fair values. The purchase price has been initially allocated to the underlying assets, including the identifiable intangible assets, namely the intellectual property and other intangibles, based on the Company’s estimate of fair values and remaining economic lives. The excess of the purchase price over the net of the amounts assigned to tangible and identifiable intangible assets acquired and liabilities assumed is recognized as goodwill, and as a result will be subject to the annual impairment tests prescribed by Statement of Financial Accounting Standard No. 142, Goodwill and Other Intangibles .

AMIS is primarily engaged in the design, manufacture and marketing of custom integrated circuits worldwide. ON believes the combination will enhance shareholder value by (1) accelerating its transformation from a discrete supplier to a key supplier with scale, (2) strengthening its end-market presence, facilitating its entry into new markets and deepening customer relationships, (3) obtaining significant scale and cash flow generation, and (4) achieving cost savings by leveraging its operational expertise and accelerating the increase of activity in its Gresham, Oregon wafer fabrication facility.

The following unaudited pro forma combined condensed statement of operations reflects the acquisition using the purchase method of accounting. The pro forma adjustments are based upon available information and assumptions that ON believes are reasonable. The pro forma adjustments are preliminary and have been prepared to illustrate the estimated effect of the acquisition. Final adjustments may differ from the pro forma adjustments presented herein. The unaudited pro forma combined condensed statement of operations does not include any pro forma adjustments relating to costs of integration that the combined company may incur as such adjustments would be forward-looking.

The unaudited pro forma combined condensed statement of operations for the six months ended June 27, 2008 illustrates the effect of the acquisition of AMIS as if it had occurred on January 1, 2007 and combines the historical unaudited statement of operations of ON for the six months ended June 27, 2008 and the historical unaudited statement of operations of AMIS from January 1, 2008 through the date of acquisition. The historical consolidated financial information has been adjusted to give effect to pro forma events that are (i) directly attributable to the merger, (ii) factually supportable, and (iii) with respect to the statement of operations, expected to have a continuing impact on the combined results. Intercompany transactions between ON and AMIS have not been material; therefore, no amounts have been eliminated within the unaudited pro forma condensed combined statements of operations. The detailed assumptions used to prepare the pro forma financial information are contained in the notes to the unaudited pro forma combined condensed financial statements.

An unaudited pro forma combined balance sheet has not been presented as the acquisition of AMIS has already been reflected in the historical unaudited consolidated balance sheet of ON as of June 27, 2008, included in its Quarterly Report on Form 10-Q for the quarterly period then ended. The unaudited pro forma combined statement of operations for the year ended December 31, 2007 is not presented herein, but is included in the Company’s Current Report on Form 8-K/A filed on June 2, 2008.

This unaudited pro forma combined condensed statement of operations should be read in conjunction with the historical audited financial statements and notes thereto of ON contained in its 2007 Annual Report on Form 10-K, filed with the Securities and Exchange Commission on February 12, 2008, the historical unaudited financial statements and notes thereto of ON contained in its June 27, 2008 Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 6, 2008, and the unaudited pro forma combined financial statements for the year ended December 31, 2007 included in the Company’s Current Report on Form 8-K/A filed on June 2, 2008.

Pro forma adjustments for the acquisition are based upon preliminary estimates, available information and certain assumptions that management of the Company deem appropriate. Final adjustments may differ from the pro forma adjustments presented herein. Any changes to the initial estimates of the fair value of the assets and liabilities will be recorded as adjustments to those assets and liabilities, and residual amounts will be allocated to goodwill and are not expected to have a material impact on the statement of operations.

The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results that would have occurred if the acquisition had occurred as of the date or during the period presented nor is it necessarily indicative of future operating results or financial position.

ON SEMICONDUCTOR CORPORATION

UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 27, 2008

(In millions, except per share amounts)

			Pro Forma Adjustments (Note 2)
	Historical ON	Historical AMIS (1)	Depreciation Expense (a)	Other Adjustments		Combined
Revenues	$984.6	$108.6	$—	$—		$1,093.2
Cost of revenues	646.4	59.1	(5.7)	(0.3	) (c)	699.5

Gross profit	338.2	49.5	5.7	0.3		393.7

Operating expenses:
Research and development	107.8	25.5	(0.4)	(0.5	) (c)	132.4
Selling and marketing	63.7	10.7	(0.1)	(0.2	) (c)	74.1
General and administrative	55.7	7.3	(0.2)	(0.7	) (c)	62.1
Amortization of acquisition-related intangible assets	9.1	4.6	—	(0.3	) (b)	13.4
In-process research and development	17.7	—	—	(17.7	) (g)	—
Restructuring, asset impairments and other, net	20.0	2.5	—	—		22.5

Total operating expenses	274.0	50.6	(0.7)	(19.4)		304.5

Operating income	64.2	(1.1)	6.4	19.7		89.2

Other income (expenses), net:
Interest expense	(18.9)	(3.5)	—	3.5	(d)	(18.9)
Interest income	3.8	0.2	—	(1.9	) (d)	2.1
Other	(0.7)	(0.8)	—	—		(1.5)

Other income (expenses), net	(15.8)	(4.1)	—	1.6		(18.3)

Income before income taxes and minority interests	48.4	(5.2)	6.4	21.3		70.9
Income tax provision	16.0	7.0	—	—	(e)	23.0
Minority interests	1.0	—	—	—		1.0

Net income	$65.4	$1.8	$6.4	$21.3		$94.9

Income per common share:
Basic:	$0.19					$0.24

Diluted:	$0.18					$0.23

Weighted average common shares outstanding:
Basic	352.8			50.8	(f)	403.6

Diluted	360.1			49.8	(f)	409.9

(1)	The statement of operations of historical AMIS includes the period from January 1, 2008 to the acquisition date.

See Notes to Unaudited Pro Forma Combined Condensed Financial Statements

ON SEMICONDUCTOR CORPORATION

NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

1. Basis of Presentation

The unaudited pro forma combined condensed statements of operations of ON Semiconductor Corporation (“ON” or the “Company”) have been prepared by ON using the purchase method of accounting. The pro forma adjustments are preliminary and based on management’s estimates of the fair value of the assets acquired and liabilities assumed and have been prepared to illustrate the estimated effect of the acquisition and certain other adjustments.

The unaudited pro forma combined condensed statement of operations for the six months ended June 27, 2008 illustrates the effect of the acquisition of AMIS as if it had occurred on January 1, 2007 and combines the historical unaudited statement of operations of ON for the six months ended June 27, 2008 and the historical unaudited statement of operations of AMIS from January 1, 2008 through the date of acquisition.

The amount allocated to in-process research and development (“IPRD”) in ON’s historical statement of operations for the six months ended June 27, 2008 represents an estimate of the fair value of to-be-completed research projects acquired in the acquisition of AMIS. The estimated value of approximately $17.7 million of the research projects was determined by considering the importance of products under development to the overall development plan, estimating costs to develop the purchased IPRD into commercially viable products, estimating the resulting net cash flows from the projects when completed and discounting the net cash flows to their present value. As of the acquisition date, these projects were not expected to have reached technological feasibility and will have no alternative future use. Accordingly, the amount allocated to IPRD was charged to ON’s statement of operations for the six months ended June 27, 2008. As they are non-recurring charges directly related to the acquisition, they are eliminated from the pro forma results for the quarter. See note 2(g) below.

2. Assumptions for Pro Forma Adjustments

(a)	To adjust annual depreciation expense based upon the fair values and estimated remaining useful lives assigned to AMIS fixed assets based upon preliminary management estimates. The adjustment (reduction) to depreciation assumes an allocation of 89% to cost of revenues, 6% to research and development expenses, 1% to selling and marketing expenses and 4% to general and administrative expenses, based upon historical utilization of fixed assets. A summary of the calculation by fixed asset class follows (dollars in millions):

Fixed assets	Fair value	Weighted Average Useful Life (in Years)	Pro forma Depreciation Expense Adjustment
Buildings	$11.5	27	$0.1
Machinery & Equipment	95.5	7	2.8

	107.0	9	2.9
Historical depreciation expense recorded by AMIS for the period January 1, 2008 through the acquisition date			(9.3)

Depreciation expense adjustment			$(6.4)

Six Months Ended June 27, 2008
Allocation of reduced depreciation expense:
Cost of revenues	$(5.7)
Research and development	(0.4)
Selling and marketing	(0.1)
General and administrative	(0.2)

$(6.4)

(b)	To reflect incremental amortization expense resulting from recording the acquired AMIS intangible assets at fair value at the time of the merger. The pro forma adjustment to amortization expense for the six months ended June 27, 2008 of $(0.3) million was determined utilizing the straight-line method of amortization, as follows (dollars in millions):

	Fair Value at Acquisition	Estimated Useful Lives (Years)	Pro Forma Adjustment to Amortization Expense for Six Months Ended June 27, 2008
Identifiable intangible assets:
Trademarks	$8.7	15	$0.1
Customer relationships	199.0	15	2.8
Developed technology	80.1	12	1.4

Pro Forma amortization expense			4.3
Elimination of AMI’s previously-recorded amortization of acquisition-related intangible assets			(4.6)

Pro Forma adjustment to amortization of acquisition-related intangible assets			$(0.3)

(c)	To eliminate share-based compensation expense recognized by AMIS and to record share-based compensation expense related to AMIS share-based awards assumed by ON. During the period January 1, 2008 through the acquisition date, AMIS recognized $2.4 million of share-based compensation expense. ON management estimates that had the merger occurred at January 1, 2007, share-based compensation expense related to AMIS share-based awards assumed by ON would have been $0.7 million during the six months ended June 27, 2008. These estimates of share-based compensation expense were determined using a Black Scholes pricing model. Option pricing models require the use of highly subjective assumptions including expected stock price and volatility, that when changed, can materially affect fair value estimates. The table below reconciles share-based compensation expense as reported by AMIS to the expense that would be recorded had the merger been completed as of the beginning of each period, in millions.

	Share-Based Compensation Expense
	As Reported by AMI	Pro Forma Adjustment	Estimated by ON
For the six months June 27, 2008:
Cost of product revenues	$0.4	$(0.3)	$0.1
Research and development	0.7	(0.5)	0.2
Selling and marketing	0.3	(0.2)	0.1
General and administrative	1.0	(0.7)	0.3

Share-based compensation expense	$2.4	$(1.7)	$0.7

(d)	To reduce interest expense due to the required repayment of AMIS’s term loan upon merger or acquisition, as required by the term loan agreement, and also to reduce interest income for cash assumed to be used to repay the term loan. AMIS’s total term loan balance was $276.8 million as of December 31, 2007, including the then current portion.

AMIS’s historical interest expense as reported for the period January 1, 2008 through the acquisition date resulted entirely from interest due on the principal balance of the term loan as well as amortization of the deferred financing costs related to the term loan. Thus, the pro forma adjustment to reduce interest expense is equal to the entire amount of AMIS’s historical interest expense.

The pro forma adjustment to reduce interest income by $1.9 million for the six months ended June 27, 2008, was determined by using an estimated annual interest rate of 3.2% for period from January 1, 2008 through the acquisition date, which are based on ON’s historical rate on its interest-bearing cash balances for both periods, applied to an assumed cash balance of $276.8 million.

(e)	The pro forma adjustments to income before income taxes and minority interests are primarily in taxing jurisdictions where the effective tax rate is zero, and therefore no pro forma adjustment to income taxes has been made.

(f)	To record the impact of the issuance of shares of ON common stock to the stockholders of AMIS to effect the merger transaction. Diluted shares outstanding include the estimated dilutive impact of unvested employee stock options and unvested restricted stock units that were outstanding prior to the transaction and were converted to ON unvested stock options and ON unvested restricted stock units, respectively, upon completion of the transaction using the treasury stock method.

(g)	To eliminate the IPRD charge related to the AMIS acquisition included in the ON historical results as it is non-recurring and directly related to the acquisition.